Exhibit 99.1

Aytu BioPharma Reports Record Revenues, Record Prescriptions, and Highest Adjusted EBITDA in Company History for the Fourth Quarter of Fiscal Year 2023

Q4 2023 net revenue of $30.7 million; Adjusted EBITDA of $7.7 million

Record Q4 2023 total prescriptions increased 32% compared to Q4 2022

Rx Segment net revenue of $23.3 million and Adjusted EBITDA of $8.3 million in Q4 2023

Company to host conference call today at 4:30pm ET

ENGLEWOOD, CO / September 27, 2023 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced financial and operational results for the fourth quarter and fiscal year ended June 30, 2023.

Q4 2023 Commercial Highlights (3 months ending June 30, 2023)

●	Total net revenue was $30.7 million, an increase of 12% from the $27.4 million in net revenue in the year-ago quarter and the highest in company history.
●	Net revenue from the Company’s Rx segment was $23.3 million during Q4 2023, an increase of 24%, compared to $18.7 million in the year-ago quarter, representing the highest in company history.
o	ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased 30% to $15.9 million, compared to $12.2 million in the year-ago quarter.
o	Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue increased 18% to $7.2 million, compared to $6.1 million in the year-ago quarter.
●	Total quarterly promoted Rx product (ADHD and Pediatric) prescriptions of 155,562, a 32% increase over Q4 2022 and the highest in company history.
●	Consumer Health revenue during Q4 2023 was $7.4 million, a decrease of 15% over the year ago quarter. As previously announced, the Company is de-emphasizing its Consumer Health segment with the objective of either monetizing or discontinuing the segment to drive companywide profitability.
●	Gross margins improved to 60% in Q4 2023 compared to 54% in the year-ago quarter.
●	Net loss during Q4 2023 was $2.5 million, or $0.59 per share, compared to a net loss of $16.1 million, or $8.95 per share, in Q4 2022. Without the $3.1 million impairment expense associated with the planned discontinuation or monetization of the Consumer Health segment, net income would have been $0.6 million.
●	Total Adjusted EBITDA[1] was a positive $7.7 million in Q4 2023 compared to a negative $3.9 million in the year-ago quarter.
●	Income from operations for the Rx Segment during Q4 2023 was $6.3 million, compared to a loss of $0.6 million in Q4 2022. Adjusted EBITDA for the Rx Segment during Q4 2023 was $8.3 million, representing an Adjusted EBITDA margin of 35%. In Q4 2022, the Rx Segment had a positive Adjusted EBITDA of $1.1 million.
●	Cash and cash equivalents were $23.0 million at June 30, 2023 compared to $19.2 million at March 31, 2023.

FY 2023 Commercial Highlights (12 months ending June 30, 2023)

●	Total net revenue was $107.4 million, an increase of 11% from $96.7 million in net revenue in FY 2022.
●	Net revenue from the Company’s Rx segment was $73.8 million during FY 2023 compared to $61.1 million in FY 2022.
o	ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased by 9% to $46.9 million, compared to $42.9 million in FY 2022.
o	Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue increased 58% to $25.4 million, compared to $16.1 million in FY 2022.
●	Record total quarterly promoted product prescriptions of 564,851, a 21% increase over FY 2022.
●	Consumer Health revenue during FY 2023 was $33.6 million, a decrease of 5% compared to FY 2022.
●	Gross margins improved to 62% in FY 2023 compared to 54% in FY 2022.
●	Net loss during FY 2023 was $17.1 million, or $5.11 per share, compared to $108.8 million, or $74.01 per share, in FY 2022. Of this $17.1 million net loss, $9.8 million was attributable to the Consumer Health Segment, $2.6 million was attributable to the now suspended pipeline R&D, and $4.7 million was attributable to the Rx Segment.
●	Total Adjusted EBITDA[1] was a positive $3.2 million in FY 2023 compared to a negative $21.5 million in the year-ago period.
●	Total Adjusted EBITDA[1] for the Rx Segment was a positive $9.4 million in FY 2023 compared to a negative $5.5 million in the year-ago period.

1  Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate the various performance of these segments. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

Consumer Health Segment Update

As announced in June 2023, in an effort to drive long-term shareholder value, the Company instituted a strategic mandate to focus its business going forward on its growing Rx Segment, which had positive EBITDA for the fiscal year. Aytu’s focus on the Rx Segment will result in either monetizing or discontinuing the Consumer Health segment altogether. This goal of emphasizing profitability was initially started with the indefinite suspension of all pipeline programs announced in October 2022 to minimize research and development expense until such time that the Company can fund those efforts with internally generated cash flow or through partnerships.

During fiscal 2023, the Consumer Health segment contributed negative Adjusted EBITDA of $3.6 million, pipeline programs contributed a negative Adjusted EBITDA of $2.6 million, while the Company’s Rx segment contributed positive Adjusted EBITDA of $9.4 million.

In June 2023, the Company began the wind down of its Consumer Health segment. The Company expects to sell through the remaining inventory on hand resulting in neutral to minimal Adjusted EBITDA for the segment in fiscal 2024.

To the extent possible, the Company will continue to look at possible monetization opportunities for the consumer health brands, as well as potential development partners for the suspended AR101 program, but there can be no assurances that any monetization event or partnership will occur.

Management Discussion

“We finished fiscal 2023 on a strong note, having achieved record revenues, historic total prescriptions, and significantly positive Adjusted EBITDA during the fourth quarter,” commented Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “The initiatives we’ve undertaken to focus efforts on our core Rx Segment, along with the significant margin improvements we’re making, have begun being reflected in the strong performance demonstrated as we exited FY23. This elevated performance has been driven by significant Rx Segment growth, which had its most successful quarter to date with all-time high prescriptions, its highest revenues, and a 35% Adjusted EBITDA margin. Further, we are seeing continued market tailwinds with both our ADHD products which we believe bodes well for the further adoption of our novel therapeutics into the future.”

“Due to the strength of our growing Rx segment, and our expectation to achieve net income going forward, we have elected to de-emphasize and attempt to monetize our Consumer Health segment - which had negative Adjusted EBITDA of $4.9 million last year - through either the monetization or discontinuation of the segment. This decision, coupled with the indefinite suspension of all pipeline development programs we announced in October 2022, is expected to place Aytu on a path to consistent profitability and positive cash flow.”

“With $23.0 million in cash on our balance sheet at the end of June 2023, coupled with our expectations to achieve continued growth of the Rx Segment in fiscal 2024, I believe Aytu is well positioned to cover our operational expenses and to drive shareholder value going forward,” Disbrow concluded.

Segment Reporting

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

	(In thousands)
Consolidated revenue:
Rx Segment	$23,313	$18,733	$73,799	$61,121
Consumer Health Segment	7,419	8,715	33,600	35,548
Consolidated revenue	$30,732	$27,448	$107,399	$96,669

Rx Segment
ADHD	$15,878	$12,243	$46,855	$42,855
Pediatric	7,225	6,125	25,377	16,084
Other*	210	365	1,567	2,182
	$23,313	$18,733	$73,799	$61,121

*Other includes discontinued or deprioritized products.

Q4 2023 Financial Results

Net revenue for the fourth quarter of fiscal 2023 was $30.7 million, compared to $27.4 million for the fourth quarter of fiscal 2022.

Net revenue from the Rx segment in the fourth quarter of fiscal 2023 was $23.3 million, an increase of 24% compared with the quarter a year ago. ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 30% increase in net revenue to $15.9 million in the fourth quarter of fiscal 2023. Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue increased 18% to $7.2 million.

Net revenue from the Consumer Health segment was $7.4 million in the fourth quarter of fiscal 2023, a decrease of 15% over the same quarter last year.

Gross profit was $18.6 million, or 60% of net revenue, in the fourth quarter of fiscal 2023, compared to $14.8 million, or 54% of net revenue, in the same quarter last year.

Operating expenses, excluding impairment expense, changes in contingent consideration, and amortization of intangible assets, were $14.6 million in the fourth quarter of fiscal 2023 compared to $20.6 million in the same quarter last year. There was $3.1 million of impairment expense this quarter compared to last year’s $10.8 million. Research and development expenses were $465,000 in the fourth quarter of fiscal 2023, compared to $3.3 million in the same quarter last year as the company suspended activities on its pipeline R&D to focus on its commercial operations.

Net loss during the fourth quarter of fiscal 2023 was $2.5 million, or $0.59 per share, compared to $16.1 million, or $8.95 per share, in last year’s fourth quarter. Excluding the aforementioned impairment expense, net income would have been $0.6 million for the fourth quarter.

Adjusted EBITDA (see Table A-1) was a positive $7.7 million in the fourth quarter of fiscal 2023, compared to a negative $3.9 million in the year ago quarter.

FY 2023 Financial Results

Net revenue for fiscal 2023 was $107.4 million, compared to $96.7 million for fiscal 2022, an increase of 11%.

Net revenue from the Rx segment in fiscal 2023 was $73.8 million, compared with $61.1 million for fiscal 2022, an increase of 21%. ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) experienced a 9% increase in net revenue to $46.9 million in fiscal 2023. Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue increased 58% to $25.4 million.

Net revenue from the Consumer Health segment was $33.6 million in fiscal 2023, a decrease of 5% compared to fiscal 2022.

Gross profit was $66.6 million, or 62% of net revenue, in fiscal 2023, compared to $52.3 million, or 54% of net revenue, in fiscal 2022.

Operating expenses, excluding impairment expense, changes in contingent consideration, and amortization of intangible assets, were $74.2 million in fiscal 2023 compared to $82.5 million in fiscal 2022. Research and development expenses were $4.1 million in fiscal 2023, compared to $12.7 million in the same quarter last year as the company suspended activities on its pipeline assets to focus on its commercial operations.

During fiscal 2023, the Company recognized impairment expense of (i) $3.1 million related to the decision to wind down the Consumer health business and (ii) $2.6 million related to the impairment of the development asset NT-502. During fiscal 2022, the Company recognized total impairment expense of $75.5 million, consisting of (i) $65.8 million in goodwill primarily a function of the decrease in Aytu’s market capitalization, (ii) $7.1 million intangible assets, (iii) $2.0 million inventory, (iv) $0.4 million other assets and (v) $0.2 million property and equipment. The impairment expenses related to the write-down of assets was due to the discontinuation of certain products in our Rx Segment.

Net loss for fiscal 2023 was $17.1 million, or $5.11 per share, compared to $108.8 million, or $74.01 per share, in fiscal 2022.

Adjusted EBITDA (see Table A-1) was a positive $3.2 million in fiscal 2023, compared to a negative $21.5 million in fiscal 2022.

Balance Sheet and Operational Improvements

Cash and cash equivalents on June 30, 2023, were $23.0 million compared to $19.2 million on March 31, 2023.

In July 2023, the Company submitted the Cotempla XR-ODT® ("Cotempla") Prior Approval Supplement (PAS) to the U.S. Food & Drug Administration (FDA). If approved, the PAS would enable Aytu to transfer the production of Cotempla to the Company’s third-party manufacturer. The Company expects a six-month review of the PAS submission, which would enable FDA approval by late calendar 2023 or early calendar 2024. The Company previously announced FDA approval of the Adzenys XR-ODT® ("Adzenys") site transfer PAS and has begun shifting Adzenys production to a contract manufacturer. Upon completion of manufacturing transfer of Adzenys XR-ODT and Cotempla XR-ODT, the Company expects this outsourcing can materially add to ADHD gross profit margins.

Conference Call Details

Aytu will host a conference call today, Wednesday, September 27, 2023, at 4:30 PM Eastern Time to discuss financial results for the fourth quarter and fiscal year 2023 for the period ended June 30, 2023.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or for international callers 973-528-0011 and using entry code 381283. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2142/48975.

A webcast replay will be available on the Investors News/Events section of the Company’s website for 90 days. A telephone replay of the call will be available approximately one hour following the call, through October 11, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or 919-882-2331 for international callers and entering replay access code 48975.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu’s consumer health segment markets a range of over-the-counter medicines and consumer health products addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the company’s plans relating to the Company’s ability to efficiently wind down the Consumer Health segment, the Company’s ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, risks related to the , our ability to effectively integrate operations and manage integration costs following our acquisitions, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaboration. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of Aytu’s most recent Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.

Aytu BioPharma, Inc

Consolidated Statement of Operations

For the Three and Twelve Months Ended June 30, 2022 and 2023

(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Product revenue, net	$30,732	$27,448	$107,399	$96,669
Cost of sales	12,168	12,606	40,767	44,386
Gross profit	18,564	14,842	66,632	52,283

Operating expenses
Research and development	465	3,253	4,095	12,662
Selling and marketing	7,982	10,013	41,448	38,713
General and administrative	6,113	7,382	28,630	31,167
Impairment expense	3,105	10,809	5,705	75,458
Gain from contingent consideration	(465)	(973)	(969)	(1,655)
Amortization of intangible assets	1,195	1,298	4,788	5,844
Total operating expenses	18,395	31,782	83,697	162,189

Gain (loss) from operations	169	(16,940)	(17,065)	(109,906)

Other income (expense)
Other expense, net	(1,252)	(761)	(4,779)	(757)
Gain on extinguishment of debt	—	—	—	169
Gain (loss) on derivative warrant liabilities	(1,374)	1,612	4,793	1,605
Total other income (expense)	(2,626)	851	14	1,017
Loss before income tax	(2,457)	(16,089)	(17,051)	(108,889)
Income tax benefit	—	—	—	(110)
Net loss	$(2,457)	$(16,089)	$(17,051)	$(108,779)

Weighted average number of common shares outstanding	4,144,098	1,798,594	3,339,906	1,469,875

Basic and diluted net loss per common share	$(0.59)	$(8.95)	$(5.11)	$(74.01)

Aytu BioPharma, Inc

Consolidated Balance Sheets

As of June 30, 2022 and 2023

(Unaudited)

	June 30,	June 30,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$22,985	$19,360
Accounts receivable, net	28,937	21,712
Inventories	11,995	10,849
Prepaid expenses	8,047	7,375
Other current assets	868	633
Total current assets	72,832	59,929

Property and equipment, net	1,815	3,025
Operating lease right-of-use asset	2,054	3,271
Intangible assets, net	58,970	70,632
Other non-current assets	792	766
Total non-current assets	63,631	77,694

Total assets	$136,463	$137,623

Liabilities
Current liabilities
Accounts payable and other	$13,478	$10,987
Accrued liabilities	46,799	44,187
Short-term line of credit	1,563	3,813
Current portion of debt	85	96
Other current liabilities	7,090	5,359
Total current liabilities	69,015	64,442
Debt, net of current portion	14,713	14,279
Derivative warrant liabilities	6,403	1,796
Other non-current liabilities	6,975	12,798
Total liabilities	97,106	93,315
Commitments and contingencies
Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding as of June 30, 2023 and June 30, 2022	—	—
Common Stock, par value $.0001; 200,000,000 shares authorized; shares issued and outstanding 5,517,174 and 1,928,941, respectively, as of June 30, 2023 and June 30, 2022	1	—
Additional paid-in capital	343,485	331,386
Accumulated deficit	(304,129)	(287,078)
Total stockholders’ equity	39,357	44,308
Total liabilities and stockholders’ equity	$136,463	$137,623

Aytu BioPharma, Inc

Reconciliation of Net Income to Adjusted EBITDA

For the Three and Twelve Months Ended June 30, 2022 and 2023

(Unaudited)

				Three Months Ended				Three Months Ended
(in thousands)	Rx	Consumer Health	Pipeline R&D	June 30, 2023	Rx	Consumer Health	Pipeline R&D	June 30, 2022
Reconciliation of net loss to Adjusted EBITDA:
Net Income (loss)	$3,677	$(6,098)	$(36)	$(2,457)	$280	$(13,352)	$(3,017)	$(16,089)
Addback:
Depreciation and amortization	1,562	274	—	1,836	1,584	381	—	1,965
Impairment expense*	130	5,094	—	5,224	—	10,809	—	10,809
Stock based compensation	784	115	—	899	1,146	16	67	1,229
Gain from contingent consideration	(465)	—	—	(465)	(999)	26	—	(973)
Other expense, net	1,205	47	—	1,252	750	11	—	761
Loss (gain) on derivative warrant liabilities	1,374	—	—	1,374	(1,612)	—	—	(1,612)
	—	—	—	—	—	—	—	—
Income tax benefit	—	—	—	—	—	—	—	—

Adjusted EBITDA	$8,267	$(568)	$(36)	$7,663	$1,149	$(2,109)	$(2,950)	$(3,910)

				Twelve Months Ended				Twelve Months Ended
(in thousands)	Rx	Consumer Health	Pipeline R&D	June 30, 2023	Rx	Consumer Health	Pipeline R&D	June 30, 2022
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(4,694)	$(9,761)	$(2,596)	$(17,051)	$(79,715)	$(17,465)	$(11,599)	$(108,779)
Addback:
Depreciation and amortization	6,271	1,116	—	7,387	7,821	1,557	—	9,378
Impairment expense*	2,730	5,094	—	7,824	64,649	10,809	—	75,458
Stock based compensation	5,699	324	22	6,045	4,674	58	515	5,247
Gain from contingent consideration	(578)	(391)	—	(969)	(1,760)	105	—	(1,655)
Other expense, net	4,724	55	—	4,779	727	30	—	757
Gain on derivative warrant liabilities	(4,793)	—	—	(4,793)	(1,605)	—	—	(1,605)
Gain on extinguishment of debt	—	—	—	—	(169)			(169)
Income tax benefit	—	—	—	—	(110)	—	—	(110)

Adjusted EBITDA	$9,359	$(3,563)	$(2,574)	$3,222	$(5,488)	$(4,906)	$(11,084)	$(21,478)

* Impairment expense includes $2,119,000 of impaired inventory associated with the wind down of the Consumer Health segment included in cost of sales.